                                                             Exhibit (4)(c)(8)

                      FOURTH AMENDMENT TO CREDIT AGREEMENT

  THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of March 14, 1997, by and between B.B. WALKER COMPANY, a North Carolina corporation (the "Borrower"), and MELLON BANK, N.A., a national banking association (the "Lender").

                                    RECITALS

    A. The Borrower and the Lender are parties to a certain Credit Agreement dated as of August 15, 1995 (as amended by the "First Amendment", the "Second Amendment" and the "Third Amendment", each defined below, the "Credit Agreement") pursuant to which the Lender established certain credit facilities for the Borrower in order to provide working capital financing and to refinance certain existing indebtedness. Except as otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Credit Agreement.

    B. As a result of certain Events of Default, the Borrower and the Lender entered into the First Amendment to Credit Agreement dated as of April 15, 1996 ("First Amendment"), the Second Amendment to Credit Agreement dated as of October 18, 1996 ("Second Amendment"), and the Third Amendment to Credit Agreement dated as of November 16, 1996 ("Third Amendment").

    C. Certain additional Events of Default have occurred, as more fully described in Exhibit A attached hereto.

    D. As a consequence of these Events of Default, the Borrower and the Lender have agreed to reduce the amount of the Revolving Credit Commitment and to amend certain other terms and provisions of the Credit Agreement.

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   AMENDMENTS

    1. The definition of "PRIME RATE OPTION" set forth in Article 1 of the Credit Agreement shall be deleted in its entirety, and the following definitions set forth in Article 1 of the Credit Agreement shall be deleted and restated in their entirety as follows:

     (a) The definition of "REVOLVING CREDIT COMMITTED AMOUNT" shall be deleted and replaced with the following:

          "REVOLVING CREDIT COMMITTED AMOUNT" shall mean Eight Million Dollars
           ($8,000,000).

     (b) The definition of "SEASONAL REDUCTION FORMULA" shall be deleted and replaced with the following:

          "REDUCTION FORMULA" shall have the meaning set forth in Section
           2.02(b) hereof.

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                                                  Exhibit (4)(c)(8), Continued

    2. The following additions shall be made to Article 1, Definitions, in alphabetical order:

       "FOURTH AMENDMENT" shall mean the Fourth Amendment to Credit Agreement, dated as of March 14, 1997, by and between the Borrower and the Lender.

       "FOURTH AMENDMENT CLOSING DATE" shall mean March 14, 1997.


    3. Sections 2.2(a) and (b) shall be deleted in their entirety and replaced with the following.

       2.02.  BORROWING BASE

           (a) BORROWING BASE.  The "BORROWING BASE" shall mean the sum of

              (i)  (A) until February 28, 1997, eighty-five percent (85%) of the Net Value of Eligible Receivables, and

                   (B) as of March 1, 1997, eighty percent (80%) of the Net
                       Value of Eligible Receivables, PLUS

             (ii) sixty percent (60%) of the Net Value of Eligible Finished Goods Inventory; PLUS

            (iii) fifty percent (50%) of the Net Value of Eligible Raw Materials Inventory; PLUS

             (iv) forty percent (40%) of the Net Value of Eligible Retail Inventory, PROVIDED, however, that in no event shall aggregate Loans made against Eligible Retail Inventory exceed $300,000; PLUS

              (v) an amount equal to fifty percent (50%) of the face amount of Merchandise L/Cs used to purchase Eligible Inventory;

LESS, an amount equal to one hundred percent (100%) of the face amount of all issued and outstanding Standby L/Cs and Merchandise L/Cs. The Lender may impose the maintenance of any additional reserve against the Borrowing Base, in accordance with reasonable commercial finance standards and practices, based on determinations as to the value, quality of collectibility of the Eligible Receivables or Eligible Inventory, or the value or lien status of any Collateral.

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                                                  Exhibit (4)(c)(8), Continued

           (b) REDUCTION OF THE BORROWING BASE.

Notwithstanding the foregoing Section 2.02(a), the aggregate amount of all Revolving Credit Loans made based upon the Net Value of all Eligible Inventory (the "INVENTORY BASED LOANS") shall not exceed the following amounts as of the following dates, at any time prior to the Revolving Credit Maturity Date (the "REDUCTION FORMULA"):

    AMOUNT OF INVENTORY BASED LOANS                 DATE FOR REDUCTION
    -------------------------------                 ------------------
           $4,500,000                                  March 1, 1997

           $4,000,000                                  June 1, 1997

    4. Section 2.06, INTEREST RATES, shall be amended by deleting Section 2.06(a) in its entirety and replacing it with the following:

      (a) RATE OF INTEREST. The unpaid principal amount of interest of the Revolving Credit Loans and the Term Loan shall bear interest for each day until due at the Prime Rate plus one and three quarters of one percent (1.75%).

    5. Section 2.12 (c), COLLATERAL MANAGEMENT FEE, shall be amended by increasing the quarterly collateral management fee described therein from $12,000 to $15,000.

    6. Article 5, AFFIRMATIVE COVENANTS, shall be amended by adding the following as new Section 5.17:

       5.17. 1997 CONSULTANT. As soon as possible, but no later than February 28, 1997, the Borrower shall retain a consultant, who shall be reasonably acceptable to the Lender, with industry expertise to assist the Borrower in its current business plan. As part of this engagement, the consultant shall prepare a written report which shall be delivered to the Lender no later than March 31, 1997.

    7. Sections 6.1(a) through (f) are hereby deleted in their entirety and replaced with the following:

       6.1 FINANCIAL COVENANTS

       (a) CONSOLIDATED CURRENT RATIO. The Consolidated Current Ratio shall not at any time be less than 1.28 to 1.00 as of the fiscal year ending October 31, 1996; 1.20 to 1.00 as of and from January 31, 1997 and at all times through February 28, 1997; 1.25 to 1.00 as of and from March 1, 1997 and at all times through June 30, 1997; 1.30 to 1.00 as of and from July 1, 1997 and at all times through September 30, 1997; and 1.35 to 1.00 as of and from October 1, 1997 and at all times thereafter.

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                                                  Exhibit (4)(c)(8), Continued

       (b) CONSOLIDATED LEVERAGE RATIO. The Consolidated Leverage Ratio shall not at any time exceed 4.06 to 1.00 as of the fiscal year ending October 31, 1996; 4.06 to 1.00 as of and from January 31, 1997 and at all times through March 30, 1997; 3.50 to 1.00 as of and from April 1, 1997 and at all times through June 30, 1997; and 3.00 to
           1.00 as of and from July 1, 1997 and at all times thereafter.

       (c) CONSOLIDATED TANGIBLE NET WORTH. Consolidated Tangible Net Worth shall not at any time be less than $5,600,000 as of the fiscal year ending October 31, 1996; $5,400,000 as of and from January 31, 1997 and at all times through September 30, 1997; and $5,600,000 as of and from October 1, 1997 and at all times thereafter.

       (d) CONSOLIDATED WORKING CAPITAL. Consolidated Working Capital shall not at any time be less than $5,000,000 as of the fiscal year ending October 31, 1996; $5,000,000 as of and from January 31, 1997 and at all times through September 30, 1997; and $5,250,000 as of and from October 1, 1997 and at all times thereafter.

       (e) CONSOLIDATED NET INCOME. Consolidated Net Income for the fiscal year ending October 31, 1996 shall not exceed a loss of ($4,041,200). Consolidated Net Income for the fiscal year ending October 31, 1997 and for each fiscal year thereafter shall be breakeven.

       (f) Capital Expenditures. The Borrower shall not make any Capital Expenditures which exceed, in the aggregate, (a) $21,000 for the fiscal year ending October 31, 1996, and which exceed $150,000 for the fiscal year ending October 31, 1997 and for each fiscal year thereafter.


                        REPRESENTATIONS AND WARRANTIES

    8. OTHER REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties (as amended hereby) made by the Borrower in Article 3 of the Credit Agreement are true and correct on and as of the Fourth Amendment Closing Date and are incorporated herein as though fully set forth.


                              CONDITIONS PRECEDENT

    9. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. The obligation of the Lender to enter into this Amendment is subject to the satisfaction, immediately prior to or concurrently with the execution of the Amendment, of the following conditions precedent:

        (a) FOURTH AMENDMENT, ETC. The Lender shall have received the Fourth Amendment, duly executed by the Borrower, and a side letter regarding a six month moratorium on Term Loan payments, in form and substance satisfactory to the Lender, and duly executed by the Borrower, First National Bank and Trust Company and the Lender.

        (b) CORPORATE PROCEEDINGS. The Lender shall have received certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Second Amendment Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date (which, in the case of articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than thirty (30) days before the date of this Amendment), (ii) true copies of all corporate action taken by the Borrower relative to this Amendment and the other Amendment Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Amendment and the other Amendment Documents, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Lender shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated October 4, 1996 showing the good standing of the Borrower in its state of incorporation and each state in which the Borrower does business, if applicable in such state.

        (c) OFFICERS' CERTIFICATES. The Lender shall have received certificates from such officers of the Borrower in the form of Exhibit C attached hereto.

        (d) RESTRUCTURING FEE. The Lender shall have received from the Borrower a one-time fee of $25,000 in connection with the preparation and execution of the Fourth Amendment.

        (e) FEES, EXPENSES, ETC. All fees and other compensation (including, without limitation, attorneys' fees) required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Fourth Amendment Closing Date shall have been paid or received.

        (f) OTHER CONDITIONS PRECEDENT. Each of the conditions precedent set forth in Section 4.02 of the Credit Agreement shall have been met.

                                 MISCELLANEOUS

    10. REAFFIRMATION; NO WAIVER. Except as expressly modified herein, the terms of the Credit Agreement, the Security Documents and all of the Loan Documents executed in connection therewith, remain in full force and effect in accordance with their respective terms and conditions, are in no manner impaired hereby and, are hereby reaffirmed by all of the parties. In the event of any conflict between this Amendment and any other Loan Document, the provisions of this Amendment shall prevail.

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                                                  Exhibit (4)(c)(8), Continued


    11. FEES, EXPENSES, ETC. Within ten (10) days of receipt of invoice, the Borrower shall pay all fees and other compensation (including, without limitation, attorneys' fees, costs of searches, field examination expenses, filing and recording fees) required to be paid to the Lender pursuant hereto, pursuant to any Amendment Document or pursuant to any other written agreement.

    12. SEVERABILITY. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

    13. PRIOR UNDERSTANDINGS. This Amendment and the other Amendment Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

    14. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

    15. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of the Lender, and any purported assignment without such consent shall be void.

    16. GOVERNING LAW. THIS AMENDMENT AND ALL OTHER AMENDMENT DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER AMENDMENT DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

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                                                  Exhibit (4)(c)(8), Continued


  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Amendment as of the date first above written.

ATTEST:                                 B.B. WALKER COMPANY


By: DOROTHY W. CRAVEN                   By:  KENT T. ANDERSON
    ------------------------                 ------------------------------
    [Corporate Seal]                         Kent T. Anderson, President


                                             MELLON BANK, N.A.

                                        By:  ROGER D. ATTIX
                                             ------------------------------
                                             Roger D. Attix, Vice President

                                   EXHIBIT A
                               EVENTS OF DEFAULT


  B.B. Walker Company's violation of each of the following covenants, measured pursuant to its financial statements dated October 28, 1995, constituted a separate Event of Default under the Credit Agreement dated August 15, 1995 by and between B.B. Walker Company and Mellon Bank, N.A. (the "Credit Agreement"):

          1)  Section 6.01(b) of the Credit Agreement -
              Consolidated Leverage Ratio;

          2)  Section 6.01(c) of the Credit Agreement -
              Consolidated Tangible Net Worth; and

          3)  Section 6.01(e) of the Credit Agreement -
              Consolidated Net Income.


































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